UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2024

Red Cat Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-40202 (Commission File Number)	88-0490034 (I.R.S. Employer Identification No.)

15 Ave. Munoz Rivera Ste 2200 San Juan, PR (Address of principal executive offices)	00901 (Zip Code)

Registrant’s telephone number, including area code: (833) 373-3228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	RCAT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2024, George Matus, our Chief Technology Officer and CEO of our subsidiary, Teal Drones, Inc., gave notice that he will be leaving his position in thirty (30) days.

On November 27, 2024, we appointed Geoffrey Hitchcock as our new Chief Revenue Officer.

Geoffrey Hitchcock, age 62, has served as the General Manager of our subsidiary Teal Drones, Inc. since March of 2024. Previously, since September of 2021, he has served as the Senior Vice President for Global Defense Solutions at Red Cat Holdings, Inc. Prior to joining Red Cat, Mr. Hitchcock served as Vice President for Sales and Business Development at Vantage Robotics, a supplier of military and commercial UAVs and UAV equipment, from April of 2021 through August of 2021. At Vantage Robotics, he was responsible for establishing U.S. government and international business relationships with a focus on penetrating new market segments to support sales growth. From April of 2017 to April of 2021, Mr. Hitchcock was Director of International Business Development at AeroVironment, a leading manufacturer of uncrewed aircraft systems, unmanned aerial vehicles, and loitering munition systems. From October of 2004 to April of 2017, he was Director of Flight Operations at AeroVironment. Prior to entering the private sector, Mr. Hitchcock served for twenty-two years in the U.S. Air Force, where he served as the UAV Subject Matter Expert for the Air Force Special Operations Command from January of 2003 to October of 2004. His earlier roles in the Air Force included serving as the Operations Superintendent for the 720th Special Tactics Group, the Operations Superintendent for the 21st Special Tactics Squadron, and as part of the 24th Special Tactics Squadron of the Joint Special Operations Command. Mr. Hitchcock holds a B.S. in Aeronautics from Embry Riddle Aeronautical University and an Associate degree in Airway Science from the Community College of the Air Force.

Mr. Hitchcock will serve under an Executive Employment Agreement filed herewith as Exhibit 10.1 (the “Agreement”). The Agreement, which is deemed retroactively effective as of October 1, 2024, runs for a period of two years and will automatically renew for successive one (1) year additional terms unless either party provides notice that it intends not to renew the Agreement at least three (3) months prior to the expiration of the initial term or any renewal term, as applicable. Mr. Hitchcock’s base salary under the Agreement will be $230,000 per year, subject to adjustment by the Compensation Committee of our Board of Directors as provided therein. For each fiscal year of Mr. Hitchcock’s service under the Agreement, he will be eligible to earn and receive an annual bonus the (“Annual Bonus”) of up to $175,000, in addition to the base salary, to be paid in cash or stock, as reasonably determined by our Compensation Committee. Our CEO, in consultation with the Compensation Committee, will define a set of goals and objectives, which may be quantitative as well as qualitative in nature, to be achieved by Mr. Hitchcock in order to earn an Annual Bonus. Subject to cash availability, the earned portion of the Annual Bonus will be paid within 45 days after the CEO’s determination of the degree to which the relevant targets have been met. Mr. Hitchcock’s attainment of any financial targets associated with any bonus shall not be determined until after completion of our annual audits and public disclosure of the relevant financial results. Mr. Hitchcock must remain employed through the date of payment of the Annual Bonus in order to earn and receive the Annual Bonus.

Under the Agreement, Mr. Hitchcock will receive an initial equity award in the amount of 575,000 shares of our common stock to be granted under our 2024 Omnibus Equity Incentive Plan. 50,000 of the shares are vested upon grant, with the remainder of the shares to vest in equal installments of 262,500 shares each on October 1 of 2025 and 2026. Upon termination of Mr. Hitchcock’s employment for any reason, he shall be entitled to: (A) all unpaid base salary earned through the termination date; (B) all accrued but unused vacation time (if any); (C) reimbursement of all reasonable business expenses that were incurred but unpaid as of the termination date; and (D) all vested benefits and unpaid amounts that were earned pursuant to the Agreement. In the event that Mr. Hitchcock’s employment is terminated by us without Cause (as defined in the Agreement), or by Mr. Hitchcock with Good Reason (as defined in the Agreement), he will also be entitled to: (A) twelve months of his Base Salary; (B) accelerated vesting of the unvested time-based vesting portion of any outstanding share awards; and (C) continuation coverage under our group health plans as permitted by COBRA. Mr. Hitchcock’s annual bonus, and any other stock based or incentive compensation awards, shall be subject to our compensation claw-back policy.

The foregoing is a summary of the material terms of the Agreement. The Agreement, which contains additional terms and conditions, should be reviewed in its entirety for additional information.

Section 9 – Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
10.1	Executive Employment Agreement with Geoffrey Hitchcock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED CAT HOLDINGS, INC.

Dated: December 2, 2024	By:	/s/ Jeffrey M. Thompson
	Name:	Jeffrey M. Thompson
	Title:	Chief Executive Officer